Exhibit 21.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement on Amendment No. 3 to Form S-1 of our report dated September 12, 2011, on our audits of the consolidated financial statements of mPhase Technologies, Inc. (a New Jersey corporation in the development stage) and subsidiaries as of June 30, 2011 and 2010 and for each of the two years ended June 30, 2011, which report appears in the annual report on Form 10-K/A for the fiscal year ended June 30, 2011 of mPhase Technologies, Inc. and subsidiaries filed with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934. We also consent to the reference to our firm under the caption "Experts".

Demetrius & Company, L.L.C.

Wayne, New Jersey
December 29, 2011